Exhibit 99.7

Consent to Reference in Proxy Statement/Prospectus

IGTA Merger Sub Limited (the “Company”) is filing a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in the Registration Statement and any and all amendments and supplements thereto, as a member of the board of directors of the Company following the consummation of the business combination as described in the proxy statement/prospectus. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Dated: April 30, 2024	/s/ Wee Carmen Yik Cheng
	Name:	Wee Carmen Yik Cheng